Exhibit 99.1

Cubic Reports Improved First Quarter Fiscal Year 2017 Financial Results

•                  Sales of $334.7 million for the first quarter up 7 percent from last year.

•                  Net loss of $2.9 million or $0.11 per share for the quarter improving 49 percent from last year.

•                  Adjusted EBITDA(1) of $20.1 million for the quarter up 78 percent from last year.

•                  Cash flows provided by operating activities of $7.1 million for the quarter, significantly improved from last year.

•                  Total backlog of $2.705 billion as of December 31, 2016.

San Diego — February 9, 2017 — Cubic Corporation (NYSE: CUB) today reported its financial results for the quarter ended December 31, 2016.

“We are pleased with our operating performance in the first quarter as sales, gross margin, adjusted EBITDA, and operating cash flow showed strong growth over last year,” said Bradley H. Feldmann, president and chief executive officer of Cubic Corporation. “We remain confident in our strategy; we are well positioned for revenue and operating profit growth, and expect our phased ERP implementation to drive further margin expansion going forward.”

Financial Results Comparison

First Quarter Fiscal 2017 Results

First quarter sales of $334.7 million in 2017 were 7 percent higher than sales of $313.8 million in the corresponding quarter last year. Sales for the first quarter would have been $8.7 million higher this year absent the negative impact from changes in foreign currency rates compared to last year. Businesses acquired in fiscal 2017 and 2016, which were all in the Cubic Global Defense Systems (CGD Systems) segment, had sales of $25.5 million for the three months ended December 31, 2016 and had no significant sales for the first three months of last year. Sales increased for the quarter for CGD Systems and Cubic Transportation Systems (CTS), and were slightly lower for Cubic Global Defense Services (CGD Services).

Our operating loss decreased 49 percent to $4.1 million for the first quarter of 2017 compared to $8.1 million in the first quarter of 2016. Operating margins improved for CTS and CGD Systems, while CGD Services operating loss increased marginally. Foreign currency exchange translation reduced operating income by $1.4 million in the quarter compared to last year. Unallocated corporate expenses increased in the first quarter of 2017 as compared to last year. Unallocated corporate expenses incurred in the first quarter of 2017 for strategic and IT system resource planning as part of the One Cubic initiative totaled $8.7 million compared to $6.5 million in the first quarter of last year.

Adjusted EBITDA(1), which excludes acquisition-related expenses, expenses related to enterprise resource planning (ERP) system development and supply chain process redesign, restructuring costs, gains and losses on real estate sales, and non-operating income and expenses, was $20.1 million or 6 percent of sales for the quarter compared to $11.3 million or 4 percent of sales in the first quarter of fiscal 2016.

Total backlog decreased $235.0 million to $2.705 billion at December 31, 2016, compared to $2.940 billion at September 30, 2016, as sales outpaced new business orders for all three business segments in the first quarter of fiscal 2017. Changes in exchange rates between the prevailing currency in the company’s foreign operations and the U.S. dollar as of December 31, 2016 decreased backlog by $57.1 million compared to September 30, 2016.

(1)   EBITDA and Adjusted EBITDA are non-GAAP financial measures - see the section titled “Use of Non-GAAP Financial Information” for additional information regarding these non-GAAP financial measures.

Reportable Segment Results

Cubic Transportation Systems (39 percent of fiscal 2017 first quarter consolidated sales)

	Three Months Ended
	December 31,
	2016	2015
	(in millions)
Transportation Systems Segment Sales	$131.9	$125.8

Transportation Systems Segment Operating Income	$9.7	$3.6

CTS sales increased 5 percent in the first quarter to $131.9 million compared to $125.8 million last year. The average exchange rates between the prevailing currency in our foreign operations and the U.S. dollar resulted in a decrease in sales of $9.2 million for the first quarter compared to the same period last year, primarily due to the weakening of the British Pound against the U.S. dollar. For the quarter, sales were higher in Australia primarily due to additional system development and services provided to our customer in Sydney. These higher sales were partially offset by slightly lower sales in the U.S. and decreased sales in the U.K. caused by unfavorable exchange rate translation.

CTS operating income increased 169 percent in the first quarter to $9.7 million compared to $3.6 million last year, despite the negative impact of currency rates. The average exchange rates between the prevailing currency in our foreign operations and the U.S. dollar resulted in a decrease in operating income of $1.7 million for the first quarter compared to the same period last year. Operating income for the quarter was higher in Australia and the U.K., but was lower in the U.S. The higher Australian operating income was primarily the result of the additional system development and services work for our Sydney customer noted above. In the U.K., operating profits in the first quarter of fiscal 2016 had been impacted by the transition to our follow-on fare collection contract in London: however margins on this contract improved in the first quarter of fiscal 2017. The operating margin increase was partially offset by a $3.8 million increase in research and development expenditures for the first quarter of fiscal 2017 compared to the first quarter of 2016 related to new technologies being developed, partially to support our New York City New Fare Payment System bid.

Cubic Global Defense Systems (34 percent of fiscal 2017 first quarter consolidated sales)

	Three Months Ended
	December 31,
	2016	2015
	(in millions)
Cubic Global Defense Systems Segment Sales	$112.5	$95.9

Cubic Global Defense Systems Segment Operating Loss	$(0.5)	$(3.4)

CGD Systems sales increased 17 percent in the first quarter to $112.5 million compared to $95.9 million last year. Revenues from businesses we acquired in fiscal years 2017 and 2016, all within our CGD Systems operating segment, had sales of $25.5 million in the first quarter of fiscal 2017 and had no significant sales in the first quarter of last year. Sales were higher in the first quarter of fiscal 2017 from air combat training systems compared to the first quarter of fiscal 2016. The increase in sales for the quarter was partially offset by lower sales from ground combat training systems and virtual and immersive training systems.

CGD Systems operating loss was $0.5 million in the first quarter of fiscal 2017 compared to an operating loss of $3.4 million last year. Including the impacts of business acquisition accounting and amortization expense, the businesses we acquired in fiscal years 2017 and 2016 had operating losses of $1.8 million for both the first quarter of fiscal 2017 and the first quarter of fiscal 2016. Expense related to the amortization of CGD Systems intangible assets totaled $6.8 million in the first quarter of 2017 compared to $2.7 million in the first quarter last year. Operating income was higher on increased sales of air combat training systems, but was lower on decreased sales of ground combat training systems and virtual and immersive training systems.

Cubic Global Defense Services (27 percent of fiscal 2017 first quarter consolidated sales)

	Three Months Ended
	December 31,
	2016	2015
	(in millions)
Cubic Global Defense Services Segment Sales	$90.3	$92.1

Cubic Global Defense Services Segment Operating Income (Loss)	$(0.4)	$0.2

CGD Services sales decreased 2 percent in the first quarter to $90.3 million compared to $92.1 million last year. Sales for the first quarter of fiscal 2017 were lower primarily because of decreased activity on U.S. Army contracts, other than our contract with the Joint Readiness Training Center, as well as lower activity supporting Special Operations Forces training.

CGD Services operating loss was $0.4 million in the first quarter compared to operating income of $0.2 million last year. The decrease in operating income was primarily driven by the decreased activity on the U.S. Army and Special Operations Forces training contracts noted above. In addition, certain contracts that we retained after recompete were won at reduced pricing due to an extremely competitive bid environment. These reductions in operating profit were partially offset by a decrease in the amortization expense on purchased intangible assets which are amortized based upon accelerated methods.

Conference Call

Cubic management will host a conference call to discuss the company’s first quarter fiscal 2017 results today, Thursday, February 9, 2017 at 4:30 p.m. EST/1:30 p.m. PST, which will be simultaneously broadcast over the Internet. Bradley H. Feldmann, president and chief executive officer and John “Jay” D. Thomas, executive vice president and chief financial officer, will host the call.

Conference Dial-In Information

Financial analysts and institutional investors interested in participating in the call are invited to dial:

•(877) 407-9708 for domestic callers

•(201) 689-8259 for international callers

Please dial-in approximately 10 minutes prior to the start of the call.

Audio Webcast

A live webcast of the conference call and presentation slides will be accessible on our website under the “Investor Relations” tab at www.cubic.com.  Please visit the website at least 15 minutes prior to the call in order to register, download and install any streaming media software needed to listen to the webcast. A replay of the broadcast will be available on the Investor Relations tab of Cubic’s website.

About Cubic

Cubic Corporation designs, integrates and operates systems, products and services focused in the transportation, defense training and secure communications markets. Cubic Transportation Systems is a leading integrator of payment and information technology and services to create intelligent travel solutions for transportation authorities and operators. Cubic Global Defense is a leading provider of live, virtual, constructive and game-based training solutions, special operations and intelligence for the U.S. and allied forces. Cubic Mission Solutions provides networked Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) capabilities for defense, intelligence, security and commercial missions. For more information about Cubic, please visit the company’s website at www.cubic.com or on Twitter @CubicCorp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance; our anticipated revenue and operating profit growth; and the ability of our phased ERP implementation to drive further margin expansion. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; the effect of sequestration on our contracts; our assumptions concerning behavior by public transit authorities; our ability to successfully integrate new companies into our business and to properly assess the effects of such integration on our financial condition; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; negative audits by the U.S. government; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; risks associated with the restatement of our prior consolidated financial statements, including our identification of material weaknesses in our internal control over financial reporting; competition and technology changes in the defense and transportation industries; the change in the way transit agencies pay for transit systems; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; our failure to properly implement our ERP system; unforeseen problems with the implementation and maintenance of our information systems; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; and changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

We believe that the presentation of Earnings before interest, taxes, depreciation, and amortization (EBITDA) and Adjusted EBITDA included in this report provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Also, we believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, variations in organic vs. inorganic growth (affecting amortization expense) and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense). We believe Adjusted EBITDA further facilitates company-to-company operating comparisons by backing out items that we believe are not part of our core operating performance. Items backed out of Adjusted EBITDA are comprised of expenses incurred in the development of our ERP system and the redesign of our supply chain, business acquisition expenses including retention bonus expenses, due diligence and consulting costs incurred in connection with the acquisitions, expenses recognized related to the change in the fair value of contingent consideration for acquisitions, restructuring costs, gains and losses on disposals of fixed assets, and income and expenses classified as other non-operating income and expenses which may vary for different companies for reasons unrelated to operating performance.

In addition, EBITDA and Adjusted EBITDA are key drivers of the company’s core operating performance and major factors in management’s bonus compensation each year. Management has excluded the effects of these items in these measures to assist investors in analyzing and assessing our past and future core operating performance.

In addition, we believe that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present EBITDA, Adjusted EBITDA and/or other adjusted measures when reporting their results.

EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as alternatives to net income as a measure of performance. In addition, other companies may define EBITDA and Adjusted EBITDA differently and, as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Furthermore, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either of them in isolation, or as a substitute for analysis of our results as reported under GAAP.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on EBITDA or Adjusted EBITDA.

The following table reconciles EBITDA and Adjusted EBITDA to net income (loss), which we consider to be the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA.

	Three Months Ended
	December 31,
	2016	2015
	(in thousands)

Net loss	$(2,868)	$(5,414)

Add:
Interest expense, net	3,293	940
Income taxes	(5,073)	(3,428)
Depreciation and amortization	13,444	8,948
EBITDA	8,796	1,046

Adjustments to EBITDA:
Acquisition related expenses, excluding amortization	796	4,297
ERP system development and supply chain process redesign expense	8,665	6,506
Restructuring costs	891	(386)
Loss on sale of fixed assets	405	—
Other non-operating expense (income), net	547	(175)
Adjusted EBITDA	$20,100	$11,288

Financial Statements

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

(amounts in thousands, except per share data)

	Three Months Ended
	December 31,
	2016	2015
Net sales:
Products	$144,760	$124,969
Services	189,917	188,844
	334,677	313,813
Costs and expenses:
Products	104,612	99,192
Services	151,142	154,656
Selling, general and administrative expenses	63,758	58,491
Research and development	9,020	3,482
Amortization of purchased intangibles	9,355	6,455
Restructuring costs	891	(386)
	338,778	321,890

Operating loss	(4,101)	(8,077)

Other income (expenses):
Interest and dividend income	247	398
Interest expense	(3,540)	(1,338)
Other income (expense), net	(547)	175

Loss before income taxes	(7,941)	(8,842)

Income tax benefit	(5,073)	(3,428)

Net loss	$(2,868)	$(5,414)

Net loss per share:
Basic	$(0.11)	$(0.20)
Diluted	$(0.11)	$(0.20)

Weighted average shares used in per share calculations:
Basic	27,086	26,964
Diluted	27,086	26,964

CUBIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31,	September 30,
	2016	2016
ASSETS

Current assets:
Cash and cash equivalents	$166,339	$197,127
Restricted cash	79,874	75,648
Marketable securities	12,353	12,996
Accounts receivable - net	342,606	382,581
Recoverable income taxes	4,613	9,706
Inventories - net	98,710	66,362
Other current assets	26,093	38,231
Total current assets	730,588	782,651

Long-term contract receivables	21,130	20,926
Long-term capitalized contract costs	63,492	65,382
Property, plant and equipment, net	96,550	96,316
Deferred income taxes	9,966	2,194
Goodwill	408,372	406,946
Purchased intangibles, net	118,012	123,403
Other assets	7,187	6,590
	$1,455,297	$1,504,408

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$241,800	$240,000
Trade accounts payable	63,441	81,172
Customer advances	57,682	49,481
Accrued compensation and other current liabilities	122,451	147,690
Income taxes payable	2,280	1,450
Current portion of long-term debt	428	450
Total current liabilities	488,082	520,243

Long-term debt	200,165	200,291
Other long-term liabilities	100,959	93,978

Shareholders’ equity:
Common stock	32,756	32,756
Retained earnings	810,147	813,035
Accumulated other comprehensive loss	(140,734)	(119,817)
Treasury stock at cost	(36,078)	(36,078)
Total shareholders’ equity	666,091	689,896
	$1,455,297	$1,504,408

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	December 31,
	2016	2015
Operating Activities:
Net loss	$(2,868)	$(5,414)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	13,444	8,948
Share-based compensation expense	2,314	2,118
Change in fair value of contingent consideration	(1,314)	809
Changes in operating assets and liabilities, net of effects from acquisitions	(4,478)	(56,048)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	7,098	(49,587)

Investing Activities:
Acquisition of businesses, net of cash acquired	(12,924)	(29,718)
Purchases of property, plant and equipment	(6,674)	(10,360)
Purchases of marketable securities	(6,246)	(7,541)
Proceeds from sales or maturities of marketable securities	6,246	14,176
Proceeds from sale of fixed assets	1,233	—
NET CASH USED IN INVESTING ACTIVITIES	(18,365)	(33,443)

Financing Activities:
Proceeds from short-term borrowings	36,800	72,600
Principal payments on short-term borrowings	(35,000)	(22,600)
Principal payments on long-term debt	(107)	(131)
Purchase of common stock	(2,314)	(1,658)
Dividends paid	(20)	—
Contingent consideration payments related to acquisitions of businesses	(1,988)	(1,679)
Net change in restricted cash	(4,226)	(2,412)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(6,855)	44,120

Effect of exchange rates on cash	(12,666)	(8,203)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(30,788)	(47,113)

Cash and cash equivalents at the beginning of the period	197,127	218,476

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$166,339	$171,363

Supplemental disclosure of non-cash investing and financing activities:
Liability incurred to acquire Vocality, net	$1,093	$—
Liability incurred to acquire TeraLogics, net	$—	$5,098
Liability incurred to acquire H4 Global, net	$—	$1,568